Exhibit 99.1

NATIONAL HOLDINGS CORPORATION AND FUND.COM, INC. ANNOUNCE AGREEMENT FOR $5 MILLION STRATEGIC INVESTMENT

New York, New York, April 8, 2009 -- National Holdings Corporation (OTC BB: NHLD.OB) (“National”), a full service investment banking company operating through its wholly-owned subsidiaries, and Fund.com Inc. (OTC BB: FNDM.OB) (“Fund.com”), an online financial content provider, today announced that they have entered into a definitive purchase agreement whereby Fund.com will provide $5 million in preferred stock financing (the “Financing”) to National based on a $.75 per common share price of National. The Financing transaction is subject to various and customary closing conditions and is expected to close on or prior to April 30, 2009.

In conjunction with the Financing, Fund.com today provided National with an initial investment tranche of $500,000 in the form of a limited recourse promissory note which will automatically convert into shares of preferred stock being sold in the Financing or, if Fund.com is unable to close, into common shares also based on a $.75 per common share price of National.  Upon closing of the full Financing, Fund.com will purchase 5,000 shares of the National’s newly created Series C Preferred Stock at a purchase price of $1,000 per share, and will receive warrants to purchase an aggregate of 25,333,333 shares of common stock (on an as-converted basis) with an exercise price of $0.75 per share.   The warrants, if exercised, could provide National with follow on investment by Fund.com of up to $19 million.  Upon the closing of the full $5 million investment, the preferred stock will provide Fund.com with certain super-majority voting rights

“Having this additional working and growth capital and Fund.com as a strategic partner prepared to invest more capital, we will be able to take a pro-active role in the repositioning and consolidation of the financial services industry giving us great business leverage in these unprecedented times,” said Mark Goldwasser, Chief Executive Officer of National. “We are excited and welcome Fund.com as our business and financial partner as they share our vision that the time is now to seize on the turmoil and dislocation in the financial markets to consolidate market share giving us the opportunity to further define our business based on a diversified financial model and core client and investor centric values,” said Leonard Sokolow, President of National.

“The National management team  has a compelling plan to expand their independent brokerage platform through possible strategic acquisitions and Fund.com is pleased to support their anticipated acquisition effort. We also intend to compliment their organic growth through new client leads for National representatives generated via our fund.com lead generation business and through innovative new fund products customized for registered investment advisors through our exchange traded fund subsidiary, AdvisorShares,” said Greg Webster, Chief Executive Officer of Fund.com.

National's three broker-dealer subsidiaries have already provided notice to their local Financial Industry Regulatory Authority ("FINRA") offices.  FINRA has notified the subsidiaries that the Financing is subject to FINRA approval.  FINRA has requested additional details and supplementary information regarding the Financing and its participants, and each of these subsidiaries intends to comply with all such requests for documents and information from FINRA; however, FINRA has not yet approved the Financing.

About National

National Holdings Corporation is a holding company for National Securities Corporation, vFinance Investments, Inc., EquityStation, Inc., National Asset Management, Inc., and National Insurance Corporation. National Securities, vFinance and EquityStation are broker-dealers registered with the SEC, and members of FINRA and SIPC. vFinance is also a member of the NFA. The three principal lines of business of the broker-dealers are offering full service retail brokerage; providing investment banking, merger, acquisition and advisory services to micro, small and mid-cap high growth companies; and trading securities, including making markets in over 4,000 micro and small-cap stock, distributing direct market access platforms, and providing liquidity in the United States Treasury marketplace. National Asset Management is a federally-registered investment advisor. National Insurance provides a full array of fixed insurance products to its clients. For more information, please visit our websites at www.nationalsecurities.com and www.vfinance.com.

About Fund.com

Fund.com is an online content provider and lead generation platform for the investment fund, savings and retirement markets. Our objective is to engage individual investors and to match their needs with interested fund product providers. The Fund.com website experience is intended to be approachable by everyday investors and to serve as an educational and research resource. Through its AdvisorShares affiliate (www.advisorshares.com), Fund.com is working with registered investment advisors (RIAs) to originate a series of proprietary exchange traded funds (ETF) to be actively managed by select RIAs. Macro conditions for ETFs continued to be highly favorable in the US with ETFs as the fund industry's fastest-growing marketplace attracted nearly $178.4 billion in net inflows for 2008, according to the National Stock Exchange.

Safe Harbor Statements

This release contains forward-looking statements within the meaning of the federal securities laws. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding the ability of National and Fund.com to complete the transaction contemplated by the definitive purchase agreement, including the parties’ ability to satisfy the conditions set forth therein, and involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on significant potential risks and uncertainties that may also cause differences includes, but is not limited to, those mentioned by National and Fund.com from time to time in their filings with the SEC. The words “may,” “will,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “anticipate,” “could,” “would,” “should,” “seek,” “continue,” “pursue” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. National undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and, therefore, readers should not place undue reliance on these forward-looking statements.

Additional Information about the Transaction and Where to Find It

In connection with the proposed financing, National intends to file a Current Report on Form 8-K with the SEC that will contain the definitive purchase agreement.  Investors and security holders are urged to read the Form 8-K carefully when it becomes available because they will contain important information about National, Fund.com and the proposed Financing.  The Form 8-K and other relevant materials (when they become available), and any other documents filed with the SEC, may be obtained free of charge at the SEC’s website www.sec.gov.

CONTACTS FOR NATIONAL HOLDINGS CORPORATION:
Mark Goldwasser	Leonard J. Sokolow
Chief Executive Officer	President
Tel: 212-417-8210	Tel: 561-981-1005

CONTACTS FOR FUND.COM
Daniel Klaus	Greg Webster
Chairman	Chief Executive Officer
Tel: 212-941-4330	Tel: 212-618-1633